CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is entered into between Cal Bay International, Inc., a Nevada Corporation (the "Company"), and Jennifer Crone, (the "Consultant"), effective this 2nd day of February, 2004.

                                   WITNESSETH:

     WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company upon the terms and conditions provided herein.

     NOW, THEREFORE, in consideration of the premise and the covenants hereinafter contained, the parties agree as follows:

1.   CONSULTING  SERVICES.  The Consultant agrees to provide consulting services
     --------------------
     to the Company during the term of this Agreement. The nature of services to be Provided include:

     i.   Business  consulting  and  investor  relation  services

2.   EXTENT  OF SERVICES. The Consultant shall personally provide the consulting
     -------------------
     services Described herein. The Company understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.

3.   TERM.  The  term of this Agreement shall commence as of the date hereof and
     ----
     shall Continue through February 2, 2005, unless sooner terminated as provided herein.

4.   CONSIDERATION.  In consideration of the execution of the Agreement, and the
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     performance  of  the  obligations hereunder, the Consultant shall receive a fee  of  750,000  common  shares  of  the  Company.

5.   EXPENSES.  The  Company  shall  pay  or  reimburse  the  Consultant for all
     --------
     reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing its duties under this Agreement, subject to prior approval.

6.   STATUS.  Except  as  otherwise  may  be agreed, the Consultant shall at all
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     times  be  in  an independent contractor, rather than a co-venturer, agent, employee  or  representative  of  the  Company.

7.   NOTICES.  Any  notice  required or desired to be given under this Agreement
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     shall  be in writing and shall be deemed given when personally delivered or sent by certified or registered mail or overnight courier to the following addresses, or such other address as to which one part may have notified the other in such manner.

     If  to  the  Company:     Cal  Bay  International,  Inc.
                               Attn:  Robert  Thompson
                               1582  Parkway  Loop,  Suite  G
                               Tustin,  CA  92780


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     If  to  the  Consultant:  Jennifer  Crone
                               2716  Rew  Circle,  Suite  #  101
                               Ocoee,  Florida  34761

8.   APPLICABLE  LAW.  The  validity,  interpretation  and  performance  of this
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     Agreement  shall be controlled by and construed under the laws of the State of  Nevada  without  regard  to  its  conflict  of  law  provisions.

9.   BINDING  EFFECT. This Agreement shall be binding upon the parties and their
     ---------------
     respective  personal  representatives,  successors,  and  assigns.

10.  ENTIRE  AGREEMENT.  This Agreement contains the entire understanding of the
     -----------------
     parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date first above written.


                         CAL  BAY  INTERNATIONAL,  INC.



                         BY:/S/  Robert  Thompson
                         ----------------------------
                         ROBERT  THOMPSON,  PRESIDENT





                         BY:/S/  JENNIFER  CRONE
                         -------------------------------
                         JENNIFER  CRONE,  CONSULTANT


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